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                      ARTICLES OF TRANSFER


         ACM Managed Multi-Market Trust, Inc., a Maryland

corporation (hereinafter the "Transferor"), and Alliance Multi-

Market Strategy Trust, Inc., a Maryland corporation (hereinafter the "Transferee"), hereby certify that:

         FIRST:  The Transferor agrees to transfer all of its

property and assets to the Transferee.

         SECOND:  The address and principal place of business of

the Transferee is 1345 Avenue of the Americas, New York, New York

10105.  The Transferee was incorporated on March 7, 1991, under the laws of the State of Maryland.  The Transferor was

incorporated on November 17, 1989, under the laws of the State of

Maryland.

         THIRD:  The principal office in Maryland of both the

Transferor and Transferee is located in Baltimore City, Maryland.

         FOURTH:  Neither the Transferor nor Transferee owns an

interest in land in any county in the State of Maryland.

         FIFTH:  The nature and amount of the consideration to be

paid by the Transferee for the assets of the Transferor will be determined as follows:  In exchange for all of the assets of the

Transferor, the Transferee will transfer to the Transferor a number of full and fractional shares of Class A common stock of the Transferee ("Transferee shares") with a net asset value equal to the net asset value of the assets transferred.  The number of

Transferee shares to be received by the Transferor will be




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determined by multiplying the number of Transferor shares by an exchange ratio, determined by dividing the net asset value per share of the Transferor's shares by the net asset value per share of the Transferee shares.  The exchange ratio will be carried to the fourth decimal place; the product of  the multiplication will be carried to the third decimal place.  In each case such net asset values will be determined on a consistent basis as of the close of business on the last business day preceding the closing.

The Transferee will assume certain liabilities of the Transferor.

The assets to be transferred, the liabilities to be assumed and the terms of the transfer are more particularly described in the

Agreement and Plan of Reorganization and Liquidation dated as of

February 21, 1995, as amended as of April 20, 1995 (the

"Agreement"), between the Transferor and the Transferee.

         SIXTH:   The stock transfer records of the Transferor

were closed immediately following the close of regular trading on the New York Stock Exchange, Inc. on April 28, 1995 for the

period through May 5, 1995, except to the extent necessary to permit the recordation thereafter of settlements of trades in shares of the Transferor occurring on or prior to April 28, 1995.

The stock transfer records of the Transferor shall be closed permanently as of the Closing, as defined in Section 2(b) of the

Agreement, on May 5, 1995.

         SEVENTH:  The terms and conditions of the transaction

set forth in these Articles of Transfer were advised, authorized




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and approved by the Transferor and the Transferee in the manner and by the vote required by their respective charters and the laws of Maryland.  The manner of approval by the Transferor and the Transferee of the transaction set forth in these Articles of

Transfer is as follows:

         (a)  The Board of Directors of the Transferor adopted a

resolution which declared that the transaction set forth in these

Articles of Transfer is advisable on substantially the terms and conditions set forth in these Articles of Transfer, and directed that the transaction be submitted for consideration by the

shareholders at a Special Meeting held on March 24, 1995 which was adjourned to April 21, 1995.  The transaction was approved by the stockholders on April 21, 1995.

         (b)  The Board of Directors of the Transferee approved

the transaction set forth in these Articles of Transfer at a meeting held on December 7, 1994.

         IN WITNESS WHEREOF, as of the 4th day of May, 1995, the

Transferor and the Transferee have caused these Articles of

Transfer to be signed in their respective corporate names and on their behalf by their respective Senior Vice Presidents, who acknowledge that these Articles of Transfer are the corporate act of the Transferor and Transferee and that to the best of their knowledge, information and belief and under the penalties of perjury, all matters and facts with respect to authorization and






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approval of the transfer contained in these Articles of Transfer are true in all material respects.





ATTEST:                     ACM MANAGED MULTI-MARKET TRUST, INC.



/s/ Edmund P. Bergan, Jr.       /s/ Robert M. Sinche
_________________________   By: _______________________(SEAL)
Title: Secretary                Senior Vice President



                            ALLIANCE MULTI-MARKET STRATEGY TRUST,
INC.



/s/ Edmund P. Bergan, Jr.       /s/ Robert M. Sinche
_________________________   By: _______________________(SEAL)
Title: Secretary                Senior Vice President



























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